UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2006

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 15, 2006, Prudential Arizona Reinsurance Captive Company (“PARCC”), a subsidiary of Prudential Financial, Inc. (the “Registrant”), entered into a Surplus Note Purchase Agreement (the “Purchase Agreement”) with an unaffiliated financial institution, as purchaser (the “Purchaser”), pursuant to which, during the ten-year period beginning upon the closing of the Purchase Agreement, the Purchaser will, upon the request of PARCC, advance funds to PARCC (each such advance, a “Drawdown”) in consideration for one or more issuances of PARCC’s floating rate surplus notes with a ten-year maturity (the “Surplus Notes”). Pursuant to the Purchase Agreement, the aggregate principal amount of Surplus Notes at any one time outstanding may not exceed $3,000,000,000. PARCC will initially issue approximately $600,000,000 aggregate principal amount of Surplus Notes.

The Surplus Notes are redeemable prior to maturity, subject to certain prepayment penalties and the satisfaction of customary notice and other requirements. In addition, pursuant to the Purchase Agreement, PARCC will be required to make certain customary representations and warranties prior to any Drawdown. The Surplus Notes are senior obligations of PARCC and are reflected on the consolidated financial statements of the Registrant. The Registrant intends to use proceeds from issuances of the Surplus Notes to finance certain reserves required to be held by subsidiary life insurers of the Registrant in connection with the reinsurance of certain term life insurance policies through PARCC. The Surplus Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2006

PRUDENTIAL FINANCIAL, INC.

By:	/s/ STEPHEN W. GAUSTER
Name:	Stephen W. Gauster
Title:	Assistant Secretary